CERTIFICATE OF QUALIFIED PERSON

As the author of the technical report entitled "2007 Mineral Reserve Update, Cerro San Pedro Project, State of San Luis Potosi, Mexico", dated March 31, 2007 (the "Technical Report"), I, William L. Rose, P.E., do hereby certify that:

1.

I am currently employed as Principal Mining Engineer by:

WLR Consulting, Inc.
9386 West Iowa Avenue
Lakewood, Colorado
USA 80232-6441

2.

I graduated with a Bachelor of Science degree in Mining Engineering from the Colorado School of Mines in 1977.

3.

I am a:

  Registered Professional Engineer in the State of Colorado (No. 19296)

  Registered Professional Engineer in the State of Arizona (No. 15055)

  Registered Member of the Society for Mining, Metallurgy and Exploration, Inc. (No. 2762350RM)

4.

I have worked as a mining engineer for more than 30 years since my graduation from college.

5.

I have read the definition of "Qualified Person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "Qualified Person" for the purposes of NI 43-101.

6.

I am responsible for the overall preparation of the Technical Report as it relates to the Cerro San Pedro property. Sections 12,13,14,15,16,18,19.1,19.2,19.3 and 19.4 and portions of Section 4 were compiled from information contained in the reports referenced in Item 23. I visited the Cerro San Pedro project site from October 8 to October 10 in 1996, and again from April 7 to April 8 in 2004. I have also reviewed the data contained in the report entitled "Glamis Gold Ltd., Cerro San Pedro Project, Feasibility Study, November 2000."

7.

I have had prior involvement with the property that is the subject of the Technical Report. The nature of my involvement is mining engineering and consulting services performed for Metallica Resources Inc. and Glamis Gold. Through my previous employment with Mine Reserves Associates, Inc., I participated in the mineral reserve estimation and mine planning work that was incorporated into the Kilborn International (February 1997) and Glamis Gold (November 2000) feasibility studies of the Cerro San Pedro project. Since then, I have performed periodic reserve and mine planning evaluations for Metallica Resources and have authored four previous technical reports for the Cerro San Pedro Project as an independent Qualified Person in 2003, 2005 and 2006.

8.

As of the date of this certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

9.

I am independent of New Gold Inc., applying all of the tests in Section 1.4 of NI 43-101.

10.

I have read NI 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated this 15th day of April, 2009

/s/ William Rose
William L. Rose